                                                                   EXHIBIT 10.30
                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 3rd day of April, 1998, by and between Marshall B. Hunt, an individual resident of the State of Georgia ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation (the "Employer").

                              W I T N E S S E T H:

                  WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  SECTION 1         EMPLOYMENT.

                  Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Chairman of the Board of Directors and Chief Executive Officer of Employer. Employee agrees to devote his full business time and best efforts to the performance of the duties that the Board of Directors of Employer (the "Board of Directors") may assign Employee from time to time.

                  SECTION 2         TERM OF EMPLOYMENT.

                  The term of Employee's employment hereunder (the "Term") shall be from April 1, 1998, (the "Effective Date") until the earlier of (a) March 31, 2003 or (b) the occurrence of any of the following events:

         (i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of six (6) consecutive months during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

         (ii) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause", as determined by the Board of Directors. For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in conduct or



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                  activities materially damaging to the business of Employer or an affiliate of Employer, or (C) if Employee fails to comply with the terms of this Agreement, and, within ninety (90) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails; or

         (iii) The termination of this Agreement by either party upon at least ninety (90) days prior written notice.

                  SECTION 3         COMPENSATION.

                  3.1 TERM OF EMPLOYMENT. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

                  (a) SALARY. Employee will be paid a salary (the "Salary") of no less than Two Hundred Twenty Thousand Dollars ($220,000) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee") of Employer on at least an annual basis.

                  (b) BONUS. Employee will be entitled to an annual bonus (the "Bonus") equal to 50% of his Salary, based upon the achievement during each fiscal year of the Employer during the Term measured at the end of such year of a 25% or more (but less than 35%) increase in the earnings per share of the Common Stock from the earnings per share of the Common Stock calculated on
                           (x) with respect to the initial year of this contract, April 1, 1998, and (y) with respect to each year or period thereafter, the first day of the year or period for which such Bonus may be paid. If such increase in earnings per share is 35% or more, then the Bonus for such year shall equal 100% of Employee's Salary. Any Bonus earned shall be paid promptly upon the availability of annual financial results (which is expected to occur in the second month of each year). Employee shall also be entitled to receive a pro rated Bonus, calculated based on the formula set forth above, for the period commencing January 1, 2003 and terminating on March 31, 2003 based upon the achievement during such period of an earnings per share increase of either 25% or 35%, as described above. The earnings per share calculation made with respect to the period commencing April 1, 1998 and ending December 31, 1998 shall be based on the number of shares of Common Stock outstanding on a fully


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                           diluted basis immediately following the consummation
                           of Employer's initial public offering of Common
                           Stock.

                  (c) CAR ALLOWANCE. Employer shall provide Employee with a leased automobile during the Term of this Agreement, the monthly lease payments for which shall not exceed $1,500.

                           (d) CLUB DUES. Employee shall be reimbursed the initiation fees and monthly dues of the Capital City Club so that this facility may be used for client entertainment. Additionally, Employee shall be reimbursed for the dues and expenses incurred by Employee in connection with his membership in the Young Presidents Organization.

                  (e) VACATION. Employee shall receive eight (8) weeks vacation time per calendar year during the term of this Agreement. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                  (f) EXPENSES. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer.

                  (g) BENEFIT PLANS. Employee may participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other executives of Employer, on the terms and subject to the conditions set forth in such plans. Without limiting the foregoing, Employer shall pay the premiums on the disability policies maintained on Employee's behalf and set forth on Exhibit A hereto. Employer shall also reimburse Employee with respect to any reasonable medical and dental expenses incurred by Employee and/or his immediate family members which are not reimbursable under the medical and dental benefit plans maintained by Employer in which Employee participates.

                  3.2      EFFECT OF TERMINATION OR CHANGE OF CONTROL.

                  (a) Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under
                           Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except in the case of a termination of the employment of Employee pursuant to Section 2(b)(ii) hereof or a termination by Employee of Employee's employment pursuant to Section 2(b)(iii) hereof, Employee shall be deemed to have earned any


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                           Bonus payable with respect to the calendar year in
                           which the Termination Date occurs on a prorated basis (with the Bonus calculated as of the end of the month in which termination occurs). Any such Bonus shall be payable on (x) the date on which the Bonus would have been paid had Employee continued his employment hereunder if the Termination Date occurs during December or (y) the 30th day following the end of the month in which the Termination Date occurs and shall be calculated as of the end of the month in which the Termination Date occurs. If Employee's employment hereunder is terminated by Employer pursuant to
                           Section 2(b)(iii) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for the remainder of the Term hereunder in periodic payments or in a lump sum, at the option of Employee, but in no event for less than three (3) years (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to receive the benefits set forth in Sections 3.1(c) and 3.1(d) above and participate in the benefit plans and receive the other benefits sets forth in Section 3.1(g) above for such period.

                  (b) Upon the occurrence of a Change in Control Event (as defined below) and a termination of Employee's employment as a result thereof, Employer will pay to Employee (in lieu of an obligation to make further payments to Employee under or on account of Section 3.1(a)) the Salary that would have been payable to Employee under this Agreement for the remainder of the Term hereunder, but in no event for less than three years. The amounts payable to Employee under the previous sentence of this Section 3.2(b) shall be paid by Employer in periodic payments or in a lump sum, at the option of Employee. If any payment or other benefit (a "Termination Payment") received or to be received by Employee in connection with a Change in Control Event (whether or not this Agreement is terminated) or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, with any person whose actions result in a Change in Control Event or with any person affiliated with Employer or such person) is or will be subject to the tax (the "Excise Tax") imposed byss. 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Employer shall pay to Employee a Gross-Up Payment (as defined below) to the extent provided by the second paragraph of this Section 3.2(b). A Gross-Up Payment shall be payable pursuant to this Section 3.2(b) on and subject to the following terms and conditions:


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                           (1)      At the time the applicable Termination
                                    Payment is made, an additional amount (the
                                    "Gross-Up Payment") shall be paid by
                                    Employer such that the net amount retained by Employee, after deduction of any Excise Tax on such Termination Payment and any federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, all Termination Payments shall be treated as "parachute payments" within the meaning of ss. 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of ss. 280G(b)(1) of the Code shall be treated as being subject to the Excise Tax, unless in the opinion of tax counsel reasonably acceptable to Employee and selected by the accounting firm which, immediately prior to the Change in Control Event, was Employer's independent auditors, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of ss. 280G of the Code or represent reasonable compensation for services actually rendered in excess of the "base amount" allocable to such reasonable compensation. The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of ss.ss. 280G(d)(3) and
                                    (4) of the Code.

                           (2) For purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                           (3) If the Excise Tax or income tax payable with respect to a Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Employee at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Employee with respect


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                                    to such excess) at the time that the amount
                                    of such excess is finally determined.

                                    For purposes of this Agreement a "Change in Control Event" shall mean the occurrence of any of the following:

                           (1)      the adoption of a plan of merger or
                                    consolidation of Employer with any other corporation as a result of which the holders of the outstanding voting stock of Employer as a group would receive less than 50% of the voting stock of the surviving or resulting corporation, where Employee does not vote as a director or stockholder of the Company in favor of such plan;

                           (2) the adoption of a plan of liquidation or the approval of the dissolution of Employer, where Employee does not vote as a director or stockholder of the Company in favor of such liquidation or dissolution;

                           (3) the sale or transfer of substantially all of the assets of Employer, where Employee does not vote as a director or stockholder of the Company for such sale or transfer;

                           (4) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of Employer) whose appointment or election by the Board of Directors or nomination for election by Employer's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                           (5) any individual, entity, group (within the meaning of ss. 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), or other person acquires in a single transaction or a series of transactions more than 30% of the outstanding shares of Employer's Common Stock, where Employee is not such person or individual or is not an Affiliate (as defined in Rule 405 of under the Securities Act of 1933, as amended) of such entity or a part of such group.


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                  SECTION 4         MISCELLANEOUS.

                  4.1 SEVERABILITY. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

                  4.2 NOTICES. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

                  EMPLOYER

                           Seven North Parkway Square
                           4200 Northside Parkway, N.W.
                           Atlanta, Georgia  30327
                           Attn:  President

                  EMPLOYEE

                           Marshall B. Hunt
                           3935 Paces Manor
                           Atlanta, Georgia  30339
                           (770) 433-1226

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  4.3 BINDING EFFECT. This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  4.4 ENTIRE AGREEMENT This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  4.5 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of


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

the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  4.6 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  4.7 SPECIFIC PERFORMANCE. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  4.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 HORIZON MEDICAL PRODUCTS, INC.

                                 By: /s/ William E. Peterson, Jr.
                                    -----------------------------
                                    (printed name)


                                 EMPLOYEE

                                 /s/ Marshall B. Hunt
                                 --------------------------------
                                 Marshall B. Hunt




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


                                    EXHIBIT A

                                  MARSHALL HUNT

                                DISABILITY INCOME

    COMPANY NAME             POLICY #               FACE AMOUNT              PREMIUM
-------------------          --------              ------------             ---------
Northwestern Mutual           D296528              $3,000/Month             $1,456.80
Northwestern Mutual           D308929              $2,000/Month             $  772.40
Northwestern Mutual           D874280              $8,000/Month             $2,496.96
Provident L&A                 7088795              $2,000/Month             $  588.70